SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 9, 2002
Date of Earliest Event Reported: September 26, 2002

OpenTV Corp.
(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands
(State or Other Jurisdiction of Incorporation)

001-15473	98-0212376
(Commission File Number)	(I.R.S. Employer Identification No.)

401 East Middlefield Road
Mountain View, CA 94043
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 429-5500

Item 5.    Other Events.

On September 26, 2002, OpenTV Corp. (“OpenTV”) entered into an Agreement and Plan of Merger (the “ACTV Merger Agreement”) with ACTV, Inc. (“ACTV”) and ACTV Merger Sub, Inc., a wholly-owned subsidiary of OpenTV (“Merger Sub”). Pursuant to the ACTV Merger Agreement, OpenTV will acquire ACTV by a merger (the “ACTV Merger”) of Merger Sub with and into ACTV. The current stockholders of ACTV will receive A Ordinary Shares of OpenTV as a result of the ACTV Merger. The consummation of the ACTV Merger is subject to certain conditions, including the receipt of certain regulatory consents and the affirmative vote of the stockholders of OpenTV and ACTV.

Also on September 26, 2002, OpenTV and OpenTV US Holdings, Inc., a wholly-owned subsidiary of OpenTV (“OpenTV US Holdings”), entered into a Stock Purchase Agreement (the “Wink Stock Purchase Agreement”) with Liberty Broadband Interactive Television, Inc. (“LBIT”), a wholly-owned subsidiary of Liberty Media Corporation, the controlling stockholder of OpenTV, pursuant to which OpenTV US Holdings has agreed to acquire all of the issued and outstanding capital stock of Wink Interactive, Inc., which entity in turn holds all of the issued and outstanding capital stock of Wink Communications, Inc., from LBIT in exchange for $101 million in cash. The transactions contemplated by the Wink Stock Purchase Agreement were consummated on October 4, 2002.

On September 30, 2002, OpenTV announced the closure of its regional office located in Naperville, Illinois.

A copy of OpenTV’s press release announcing the ACTV Merger Agreement and the Wink Stock Purchase Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein. A copy of OpenTV’s press release announcing the closure of its regional office located in Naperville, Illinois is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 7.    Financial Statements and Exhibits.

(c)	The following exhibits are being filed with this Form 8-K:

99.1	Press Release of OpenTV Corp., dated September 26, 2002.

99.2	Press Release of OpenTV Corp., dated September 30, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2002

OPENTV CORP.

By:	/s/ SCOTT H. RAY
Name:	Scott H. Ray
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit                 Description

99.1	Press Release of OpenTV Corp., dated September 26, 2002.

99.2	Press Release of OpenTV Corp., dated September 30, 2002.